Exhibit 10.20

THIRD AMENDMENT TO LEASE

200 Minuteman

This Third Amendment to Lease (this “Amendment”) is entered into as of the 12th day of June, 2006 by and between 200 Minuteman LLC, successor to 200 Minuteman Limited Partnership (the “Landlord”) and TransMedics, Inc. (the “Tenant”).

Background

A.

Landlord and Tenant have entered into that certain Lease dated as of June 25,2004 (as amended, the “Lease”) pursuant to which the Tenant currently leases 35,910 square feet of space the “Original Premises”) on the third floor of the Building located at 200 Minuteman Drive, Andover, Massachusetts, as more particularly described therein. Capitalized terms used and not defined herein shall have the meaning given to them in the Lease.

B.

Tenant and Landlord have agreed to expand the Original Premises to also include 7,900 rentable square feet of space located on the first floor of the Building as shown on Exhibit A attached hereto (the “Additional Premises”) and to amend the Lease to reflect the Additional Premises.

Agreement

NOW, Therefore, in consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree:

1.        Expansion. Effective as of the Expansion Commencement Date (defined below), Landlord hereby agrees to lease to Tenant and Tenant hereby agrees to lease from Landlord the Additional Premises. Tenant’s lease of the Additional Premises shall be on all of the same terms and conditions as the Original Premises, except as otherwise specified herein. Effective as of the Expansion Commencement Date, the Additional Premises shall be made a part of the Premises under the Lease and Tenant will be leasing a total of 43,810 rentable square feet in the Building.

2.        Permitted Uses. Section 1.1 (i) of the Lease is amended to allow shipping, receiving and distribution as Permitted Uses of the Additional Premises.

3.        Expansion Commencement Date. The Expansion Commencement Date shall be the date of this Amendment. Landlord shall deliver the Additional Premises to Tenant on the Expansion Commencement Date free of all tenants and occupants (including their personal property and trade fixtures), in broom clean condition, good working order and compliance in all material respects with applicable laws, codes, ordinances, rules and regulations.

4.        Base Rent for the Additional Premises. Commencing on the earliest of: September 1, 2006; or the date that Tenant conducts business in the Additional Premises; or the substantial completion of Tenant’s Initial Construction pertaining to the Additional Premises as determined by the contractor or a Certificate of Occupancy (in any of these cases, the “Additional Premises Rent Commencement Date”) and continuing through the Term (as may be extended), Tenant shall pay base rent for the Additional Premises in the amounts set forth in Exhibit B, which shall be due and payable in equal monthly installments in advance in the same manner as for the rest of the Premises. For purposes of base rent payments for the Additional Premises: the first Lease Year (defined in Section 4 of the Lease) will begin on the Additional Premises Rent Commencement Date and end 12 consecutive calendar months plus the partial month thereafter; and each successive Lease Year will be for 12 consecutive calendar months after the prior Lease Year. Notwithstanding anything herein to the contrary, Tenant shall not be “conducting business” in the Additional Premises for purposes of this paragraph 4 solely as a result of Tenant’s storage of items therein that are intended to be used for fit-up of the Additional Premises.

5.        Additional Rent. Commencing on the Additional Premises Rent Commencement Date and continuing through the Term (as may be extended), Tenant’s Percentage shall be increased to 21.19%.

6.        Additional Premises Improvement Allowance. Landlord shall reimburse Tenant for actual third-party costs incurred by Tenant to make improvements to the Additional Premises in an amount up to Fifty Thousand Dollars ($50,000) (the “Additional Premises Improvement Allowance”), such work to be performed by Tenant and reimbursement to be paid by Landlord in accordance with the provisions of Exhibit C of the Lease. Landlord will not be responsible to pay for or perform any work for the Additional Premises except if necessary to comply with Section 3 above. Landlord and Tenant acknowledge that Tenant continues to be entitled to $251,370 for Tenant’s Work to be completed in the Original Premises subject to the satisfaction of the conditions to such payment as set forth in the Lease.

7.        Brokerage. Tenant and Landlord each represents and warrants to the other that it has had no dealings with any broker or agent in connection with this Third Amendment. Tenant and Landlord each covenants to pay, hold harmless and indemnify the other from and against any and all costs, expense or liability for any compensation, commissions, and charges claimed by any broker or agent claiming through such party, with respect to this Third Amendment or the negotiation thereof arising from a breach of the foregoing warranty.

8.        Ratification. Except as set forth herein, the terms of the Lease are hereby ratified. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall, taken together, be deemed to be one instrument Tenant and Landlord each represents that the person executing this Amendment on behalf of such party is folly authorized to execute this Amendment and to bind the Landlord or Tenant, as applicable. This Amendment may be exchanged by and between the parties via facsimile or electronic mail.

EXECUTED under seal as of the first date written above.

200 Minuteman LLC

By:        Minuteman Master LLC, Sole Member

By:    150 Minuteman Limited

Partnership, Managing Member

By:  Niuna-150 Minuteman,

Inc., General Partner

By: /s/ Martin Spagat

Name: Martin Spagat

Title: Vice President

Authorized Signature:

TransMedics, Inc. By: /s/ Waleed Hassanein Name: Waleed Hassanein Title: President & CEO Authorized Signature:

EXHIBIT “A”

ADDITIONAL PREMISES

EXHIBIT "A"

"ADDITIONAL PREMISES"

ADD'L.
PREMISES

1 200 MINUTEMAN ROAD FIRST FLOOR EAST

A-1

EXHIBIT B

Base Rent for Additional Premises

The annual base rent for each Lease Year for the Additional Premises will be as follows: for the first Lease Year it will be $9,00 per square foot of rentable area in the Additional Premises (i.e., $9.00 x 7,900 s.f. = $71,100); and (b) for each Lease Year thereafter it will increase by $1.00 per square foot of rentable area. For example, for the second Lease Year it will be $10.00 per square foot ($79,000), for the third Lease Year it will be $11.00 per square foot ($86,900), etc. This schedule is subject to the terms of Addendum #1 to the Lease (Extension Option) if and when that Addendum is applicable.

B-1